SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 25, 2002

Andersen Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1460	06-0659863
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

405 Park Avenue
Suite 1202
New York, New York	10022
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code	(212) 826-8942

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Exhibits

99.1	Selected slides from the “Wiring Moscow” presentation sponsored by Andersen Group, Inc.

Item 9.	Regulation FD Disclosure.

On June 25, 2002, Andersen Group, Inc. (the “Company”) sponsored “Wiring Moscow,” a presentation on the state and future of the broadband communications market in Moscow. At the presentation the speakers discussed a number of topics including the following:

     Acquisition of 100% Interest in CCTV

     In connection with the Company’s contemplated acquisition of ComCor-TV (“CCTV”) through a purchase of the 50% of CCTV currently owned by Moscow Telecommunications Corporation (“COMCOR”) and substantially all the 75% equity position in Moscow Broadband Communication Ltd. (“MBC”) that it does not presently own, the Company intends to file a proxy statement with the Securities and Exchange Commission seeking shareholder approval for (i) issuance of additional shares of the Company’s common stock, (ii) the acquisition of MBC interests and (iii) the acquisition of the remaining half of CCTV not currently owned by MBC. The estimated date for filing of the preliminary proxy is July 2002.

     Financing Options

     It is anticipated that it will cost US$200 million, including cost per home (US$55-73), infrastructure and working capital, over three years in order to build out CCTV’s license to provide broadband services to 1.5 million homes in the Moscow region. In order to provide sufficient capital for these costs, the Company may undertake either a private placement or underwritten public offering. CCTV may undertake a private placement or seek out a strategic investor or vendor financing.

     Competitive Landscape

     Among owners of home computers in Chertanovo and Khamovniki, CCTV has a 27.5 % market share for Internet access services.

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     Preliminary Pro Forma Consolidated Condensed Balance Sheet

(in thousands)	Cash and short term investments	$ 15,027
(unaudited)	Other current assets	4,827
	Property, plant and equipment, net	18,105
	Intangible assets, net	21,785
	Investments in IAS and Other assets	11,960

	Total assets	$ 71,704

	Total current liabilities	$ 4,073
	Long-term debt, less current maturities	2,158
	Other liabilities and deferred income taxes	4,592

	Total liabilities	10,823

	Total stockholders’ equity	60,881

	Total liabilities and stockholders’ equity	$ 71,704

     Other Information

     In addition to the topics summarized above, the Company also discussed its Network growth and rollout strategy as well as certain financial projections as seen in the selected slides from the presentation attached hereto as Exhibit 99.1 and incorporated herein by reference.

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SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Andersen Group, Inc. (Registrant)
Date: June 25, 2002	/s/ Andrew M. O’Shea —————————————— Name: Andrew M. O’Shea Title: Chief Financial Officer

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